Exhibit 99.1

VINCE HOLDING CORP.

500 FIFTH AVENUE, 20th FLOOR

NEW YORK, NY 10110

NOTICE OF PROPOSED RIGHTS OFFERING

August 4, 2017

To our Stockholders:

This Notice is being furnished to the stockholders of Vince Holding Corp., a Delaware corporation (the “Company,” “we,” “us” or “our”), to notify stockholders of the Company’s common stock, par value $0.01 per share (the “common stock”), of a proposed Rights Offering (as defined below).

We intend to commence a rights offering (the “Rights Offering”) on or about August 15, 2017, whereby the Company will distribute, at no charge, to stockholders of record as of August 14, 2017 (the “Record Date”) rights to purchase new shares of the Company’s common stock. Each stockholder as of the Record Date (“Rights Holders”) will receive one non-transferrable right for every share of common stock owned on the Record Date. Each right entitles the Rights Holder to purchase a number of shares of common stock (the “subscription right”) at a subscription price per whole share of common stock to be set forth in the prospectus relating to the Rights Offering. Subscription rights may only be exercised for whole numbers of shares; no fractional shares of common stock will be issued in the Rights Offering. We intend to issue a press release with final pricing and timing information and Rights Holders are encouraged to review our future press releases for more information regarding the Rights Offering.

Commencement; Expiration

Subscription rights may be exercised at any time during the subscription period, which we expect will commence on or about August 15, 2017, and end at 5:00 p.m., New York City time, on or about August 31, 2017, unless extended by us. All exercises of subscription rights are irrevocable.

Over-Subscription Right

Rights Holders who fully exercise their subscription rights will be entitled to subscribe for additional shares of our common stock that remain unsubscribed as a result of any unexercised subscription rights. The over-subscription right allows a rights holder to subscribe for an additional amount equal to up to 100% of the shares of our common stock for which such subscriber was otherwise entitled to subscribe pursuant to the subscription right (calculated prior to the exercise of subscription rights). If sufficient remaining shares of our common stock are available, all over-subscription requests will be honored in full, subject to the 100% cap and the ownership restriction in our certificate of incorporation.

Non-Transferability of Rights

The subscription rights are evidenced by a subscription certificate and are non-transferable. The rights will not be listed for trading on the New York Stock Exchange (“NYSE”) or any other securities exchange or automated quotation system. The shares of common stock issued in the Rights Offering will be listed on the NYSE.

Use of Proceeds

We intend to use a portion of the net proceeds received from the Rights Offering and the Backstop Commitment to repay $9.0 million in principal amount of outstanding indebtedness under our term loan facility, which is a condition to the effectiveness of an amendment thereto entered into on July 30, 2017, and $15.0 million in principal amount of outstanding indebtedness under our revolving credit facility (without a concurrent commitment reduction). We intend to use the remaining net proceeds for general corporate purposes, which may include additional payments on our outstanding indebtedness.

Sincerely,

Brendan L. Hoffman

Chief Executive Officer and Director